Exhibit 99.1

Sun BioPharma Provides Business Update and Files Report for Q1 2018

●	Enrollment of the First Patient in the Front-Line Combination Study of SBP-101 with Gemcitabine and Nab-Paclitaxel for the Treatment of Metastatic Pancreatic Cancer Expected in May 2018
●	Data from the Company’s Phase 1 Safety Trial of SBP-101 Accepted for Online Publication in the 2108 American Society of Clinical Oncology’s (ASCO) Annual Meeting Proceedings

MINNEAPOLIS, MN, May 14, 2018 (GLOBE NEWSWIRE) – Sun BioPharma, Inc. (OTCQB:SNBP), a clinical stage biopharmaceutical company developing disruptive therapeutics for the treatment of pancreatic diseases, today provides a business update and reports financial results for the quarter ended March 31, 2018.

Front-line Combination PDA Study

The Company’s newest trial, a combination of SBP-101 to be administered with gemcitabine and nab-paclitaxel in previously untreated patients with metastatic pancreatic ductal adenocarcinoma (PDA), is expected to begin dosing patients by the end of May 2018. Site initiation visits have been completed at 2 of 4 participating cancer centers: the Adelaide Cancer Centre in Adelaide, Australia, and the University of Florida in Gainesville, Florida where SBP-101 was invented. Both centers are actively recruiting subjects for the study. Two additional sites, both in Australia, will be initiated in June of 2018. This study includes a dose-escalation phase with sequential cohorts of patients receiving treatment at each of three SBP-101 dose levels. The dose-escalation phase will be followed by an expansion phase at the optimal dose level of SBP-101. The study has been registered on the clinicaltrials.gov website.

Suzanne Gagnon, MD, Chief Medical Officer for Sun BioPharma, Inc. stated, “The Company and our investigators are excited about beginning this next step in our clinical development program. The three clinics in Australia, Adelaide Cancer Centre in Adelaide, the Austin Cancer Centre in Melbourne, both of which participated in our first study, Blacktown Cancer and Haematology Centre in Sydney, and the University of Florida, where SBP-101 was invented, are enthusiastic about utilizing SBP-101 in front-line combination on previously untreated patients with PDA. We all will be closely watching the results of these patients as they begin the protocol for this study.”

Abstract of Phase 1 Dose Escalation Safety Trial Accepted by ASCO for Online Journal Publication

The Phase 1 dose escalation safety trial studied SBP-101 in patients with previously treated locally advanced or metastatic PDA.  In total, 29 patients were enrolled in the study, 26 of whom had received multiple prior chemotherapy regimens.  Study data were reviewed by the principal investigators and Data Safety Monitoring Board and submitted to the American Society for Clinical Oncology (ASCO). An abstract was accepted for online publication in the 2017 Annual Clinical Proceedings on May 16, 2018.

Michael Cullen, MD, MBA, Founder and Executive Chairman of Sun BioPharma, Inc. said, “This abstract reviewed significant data points observed in our first study of SBP-101 in heavily pre-treated pancreatic cancer patients which resulted in a recommended dose for study in front-line treatment of pancreatic cancer patients. Signals of efficacy such as stable disease, reductions in the tumor marker, CA 19-9, and encouraging survival data were reported. We are pleased that this peer-reviewed abstract will be available for access by clinicians around the world.”

Financial Results for the Three Months ended March 31, 2018

Operating Results

General and administrative (“G&A”) expenses decreased 47.4% to $658,000 in the first quarter of 2018 down from $1.2 million in the first quarter of 2017. An increase in stock compensation expense associated with options granted in exchange for release from continegent payment obligations was mostly offset by a corresponding decrease in salary expense in the quarter. The remaining decrease in G&A expenses is primarily the result of a decrease in stock-based compensation expense offset by the expense of options granted for the release.

Our research and development (“R&D”) expenses decreased 22% to $580,000 in the first quarter of 2018 down from $744,000 in the first quarter of 2017. The decrease was due primarily to decreased salary expense associated with fewer employees and other expenses reduced due to the completion of the Company’s dose escalation phase clinical study in late 2017.

Other income and expense, net, was a net expense of $543,000 and $3.7 million for the three months ended March 31, 2018 and 2017, respectively. Other expenses in the current quarter was primarily interest expense on the Company’s convertible notes payable. Other expense in the quarter ended March 31, 2017 includes a non-cash charge of $3.7 million related to the induced conversions of $2.9 million of convertible promissory notes, including accrued but unpaid interest.

Net loss in the first quarter of 2018 was $1.7 million, or $0.45 per diluted share, compared to a net loss of $5.7 million, or $1.73 per diluted share, in the first quarter of 2017.

Balance Sheet and Cash Flow

Total cash was $1.2 million as of March 31, 2018, compared to $152,000 as of December 31, 2017. Total current assets were $1.8 million and $767,000 as of March 31, 2018, and December 31, 2017, respectively. This increase is the result of our current quarter sale of equity securities in the Purchase Agreement totalling $1.26 million partially, offset by the use of cash to fund operations.

Current liabilities decreased to $3.9 million as of March 31, 2018, compared to $4.2 million as of December 31, 2017. The decrease in current liabilities resulted primarily from the waiver of payment of deferred salaries offset in part by accrued interest on the convertible notes payable.

Net cash used in operating activities was $588,000 in the three-months ended March 31, 2018, compared to $1.1 million in the same period of the prior year. The net cash used in each of these periods primarily reflects the net loss for these periods and was partially offset by the effects of changes in operating assets and liabilities. In the three months ended March 31, 2017, the net loss is also offset by non-cash charges recorded for the loss on induced debt conversion and share-based compensation.

About SBP-101

SBP-101 is a first-in-class, proprietary, polyamine compound designed to exert therapeutic effects in a mechanism specific to the pancreas. Sun BioPharma originally licensed SBP-101 from the University of Florida Research Foundation in 2011. The molecule has been shown to be highly effective in preclinical studies of human pancreatic cancer models, demonstrating superior activity to existing FDA-approved chemotherapy agents. Combination therapy potential has also been shown for pancreatic cancer. SBP-101 is expected to differ from current pancreatic cancer therapies in that it specifically targets the exocrine pancreas and has shown efficacy against primary and metastatic disease in animal models of human pancreatic cancer. Therefore management believes that SBP-101 may effectively treat both primary and metastatic pancreatic cancer, while leaving the insulin-producing islet cells and non-pancreatic tissue unharmed.

About Sun BioPharma

Sun BioPharma Inc. is a clinical-stage biopharmaceutical company developing disruptive therapeutics for urgent unmet medical needs. The Company’s development programs target diseases of the pancreas, including pancreatic cancer and pancreatitis; the Company’s initial product candidate is SBP-101 for the treatment of patients with pancreatic cancer. SBP-101 was invented by Raymond Bergeron, Ph.D., a Distinguished Professor Emeritus at the University of Florida. Sun BioPharma has scientific collaborations with pancreatic disease experts at Cedars Sinai Medical Center in Los Angeles, the University of Miami, the University of Florida, the Mayo Clinic Scottsdale, the Austin Health Cancer Trials Centre in Melbourne, Australia and the Ashford Cancer Centre in Adelaide, Australia. The Company’s independent Data Safety Monitoring Board (DSMB) is Chaired by James Abbruzzese, MD, Professor of Medicine, Charles Johnson, M.D. Professor of Medicine, a member of the Duke Cancer Institute and Chief, Division of Medical Oncology at Duke University School of Medicine. Further information can be found at: www.sunbiopharma.com. Sun BioPharma’s common stock is currently quoted on the OTCQB tier of the over-the-counter markets administered by the OTC Markets Group, Inc. under the symbol: SNBP.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For example, statements regarding the timing and funding requirements for pending and future clinical tirals, results of the same, and potential requirements for and sources of additional financing are forward-looking statements. Any other statements that are not historical fact (including, but not limited to statements that contain words such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “plan,” “will,” and similar terms) should also be considered to be forward-looking statements. Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by such forward-looking statements, including, without limitation, our need to obtain additional capital, which may not be available on acceptable terms or at all, risks inherent in the development and/or commercialization of potential products, uncertainty in the results or timing of clinical trials or regulatory approvals, timing of necessary regulatory processes relating to the reverse stock split, and other material changes in our business that could jeopardize our ability to qualify for listing on a national securities exchange. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the Company and its business, particularly those disclosed from time to time in its filings with the Securities and Exchange Commission. Stockholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. The Company disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Contact Information:
Investor & Media Contact:
Tammy Groene – Sun BioPharma, Inc.
952 479 1196

Sun BioPharma, Inc.

Consolidated Statements of Operations and Comprehensive Loss (unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended March 31,		Percent
	2018	2017	Change
Operating expenses
General and administrative	$658	$1,250	-47.4%
Research and development	580	744	-22.0
Operating loss	(1,238)	(1,994)	-37.9

Other income (expense):
Grant income	10	—	nm
Interest expense	(473)	(199)	137.7
Loss on induced debt conversions	—	(3,696)	nm
Other (expense) income	(80)	164	nm
Total other income (expense)	(543)	(3,731)	-85.4

Loss before income tax benefit	$(1,781)	$(5,725)	-68.9

Income tax benefit	28	152	-81.6

Net loss	(1,753)	(5.573)	-68.5
Foreign currency translation adjustment gain (loss)	69	(162)	nm
Comprehensive loss	$(1,684)	$(5,735)	-70.6%

Basic and diluted net loss per share	$(0.45)	$(1.73)	-74.0%
Weighted average shares outstanding – basic and diluted	3,927,296	3,221,229	21.9%

Sun BioPharma, Inc.

Consolidated Balance Sheets (unaudited)

(In thousands, except share amounts)

	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash	$1,169	$152
Prepaid expenses and other current assets	152	195
Income tax receivable	448	420
Total current assets	1,769	767
Other assets	56	—
Total assets	$1,825	$767

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,222	$1,196
Accrued expenses	94	1,254
Deposits	350	—
Convertible notes payable – current portion, net	1,955	1,525
Term debt, current portion	50	14
Accrued interest	224	181
Total current liabilities	3,895	4,170

Long-term liabilities:
Term debt, noncurrent portion	250	286
Total long-term liabilities	250	286

Stockholders’ deficit:
Preferred stock, $0.001 par value; 10,000,000 authorized; no shares issued or outstanding as of March 31, 2018 and December 31, 2017	—	—
Common stock, $0.001 par value; 100,000,000 authorized; 4,093,852 and 3,841,652 shares issued and outstanding, as of March 31, 2018 and December 31, 2017, respectively	4	4
Additional paid-in capital	28,678	25,625
Accumulated deficit	(30,906)	(29,153)
Accumulated other comprehensive gain (loss), net	(96)	(165)
Total stockholders’ deficit	(2,320)	(3,689)
Total liabilities and stockholders’ deficit	$1,825	$767

Sun BioPharma, Inc.

Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(1,753)	$(5,573)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on induced debt conversions	—	3,696
Stock-based compensation	698	920
Amortization of debt discount	427	106
Amortization of debt issuance costs	2	44
Non-cash interest expense	43	10
Changes in operating assets and liabilities:
Income and other tax receivables	(36)	(144)
Prepaid expenses and other current assets	(15)	38
Accounts payable	111	(367)
Accrued liabilities	(65)	198
Net cash used in operating activities	(588)	(1,072)

Cash flows from financing activities:
Net proceeds from the sale of convertible promissory notes	—	3,059
Deposits received for possible future stock sales	350	—
Proceeds from sale of common stock and warrants	1,261	—
Proceeds from the exercise of stock options	—	7
Net cash provided by financing activities	1,611	3,066

Effect of exchange rate changes on cash and cash equivalents	(6)	10

Net increase (decrease) in cash and cash equivalents	1,017	2,004
Cash and cash equivalents at beginning of period	152	438
Cash and cash equivalents at end of period	$1,169	$2,442

Supplemental disclosure of cash flow information:
Cash paid during period for interest	$21	$—

Supplemental disclosure of non-cash transactions:
Conversion of promissory notes and accrued interest into common stock	$—	$2,888
Intrinsic value of beneficial conversion feature in convertible notes	—	2,954
Conversion of demand notes into common stock	—	250
Options granted in exchange for release from contingent payment obligations	1,094	—